Exhibit 10.4
WAIVER AND RELEASE AGREEMENT
          This Waiver and Release Agreement (the “Agreement”) is entered into by and between Mark Saltzman (hereinafter “Saltzman”), on the one hand and True Religion Apparel, Inc. and Guru Denim, Inc., on the other hand (hereinafter collectively referred to as the “Company”).
Recitals
          A. WHEREAS, Saltzman was employed by the Company as its Chief Operating Officer;
          B. WHEREAS, Saltzman and the Company have decided to end the employment relationship between them, effective May 31, 2006;
          C. WHEREAS, Saltzman has offered to provide consulting services to the Company for the period of up to four months following the separation of his employment; and
          D. WHEREAS, the Company has agreed to accept Saltzman’s offer to provide consulting services to the Company on the terms and conditions set forth below.
          NOW THEREFORE, in consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, it is hereby agreed among the parties as follows:
Agreement
          1. Separation of Employment/Termination of Agreements. Effective May 31, 2006 (the “Separation Date”), Saltzman shall no longer be employed by the Company in any capacity, nor shall he serve the Company as an officer or director. On the Separation Date, the Company shall pay Saltzman any accrued but unpaid salary through the Separation Date, any accrued but unpaid vacation through the Separation Date in accordance with the Company’s vacation policy and any unreimbursed business expenses incurred on or prior to May 19, 2006, subject to submission by Saltzman of documentation in accordance with the Company’s reimbursement policy no later than May 26, 2006. Except for this Agreement, the Proprietary Information and Inventions Agreement, signed by Saltzman on May 3, 2006, and as set forth herein under Paragraphs 6 and 7, the provisions of the Employment Contract dated as of August 13, 2004, by and between the Company and Saltzman (the “Employment Contract”), and the Option Agreement (defined below), all other agreements between the Company and Saltzman shall terminate and be of no further force or effect as of the Separation Date.
          2. Consulting Arrangement. Provided that Saltzman executes this Agreement and does not revoke this Agreement as set forth in Paragraph 14 below, the Company shall retain Saltzman as a consultant in the manner and for the period of time set forth in Paragraphs 3 and 4, below.
          3. Term of Consulting Arrangement. The Company shall retain Saltzman as a consultant from the Separation Date until September 30, 2006, unless sooner terminated pursuant to this Paragraph 3 (the “Consulting Period”). The Consulting Period may be terminated: (a) by Saltzman at any time upon 30 days prior written notice to the Company; or (b) by the Company, by written notice to Saltzman in the event of a breach of any of the terms of this Agreement by Saltzman.
          4. Scope of Consultant Duties. During the Consulting Period, Saltzman shall make himself reasonably available to the Company to consult regarding all aspects of the Company’s development and operations by telephone, in writing or in person, as needed, in the sole discretion of the Company. During the Consulting Period, Saltzman shall not report to the Company’s offices, nor shall he contact any of the Company’s employees, vendors, distributors, agents, representatives, suppliers or customers, without the prior written consent of the Company. In addition, during the Consulting Period, Mr. Saltzman shall provide his services exclusively to the Company and shall not provide services of any nature to any other person or entity without the Company’s prior written consent.
          5. Consulting Fee. In exchange for Saltzman’s agreement to provide consulting services in accordance with this Agreement and in further consideration for Saltzman’s other promises and covenants herein, the Company shall pay a consulting fee to Saltzman of $15,416.67 per month, during the Consulting Period, in accordance with the Company’s normal payroll practices. The payments set forth in this Paragraph 5 shall be referred to as the Consulting Fee. During the Consulting Period, Saltzman shall be treated as an independent contractor and the Company shall not withhold amounts for taxes from the Consulting Fee.
          6. Stock Options/No Accrual of Other Benefits.
               (a) During the term of his employment with the Company, Saltzman was granted an incentive stock option (the “Option”) to purchase shares of the Company’s Common Stock, of which a total of 66,666 shares remain subject to the Option (the “Option Shares”). Such grant was made pursuant and subject to the terms and conditions of the Company’s 2004 Stock Option Plan, which was subsequently incorporated into the Company’s 2005 Equity Incentive Plan (as amended, the “Plan”), copies of which plans were previously provided to Saltzman. The grant of options was evidenced by and made subject to an Employee Stock Option Agreement entered into between the Company and Saltzman on October 8, 2004 (the “Option Agreement”), which Agreement shall continue in accordance with the terms hereof.
               (b) The Company and Saltzman agree that pursuant to the terms of the Plan, during the Consulting Period, the Option Shares shall continue to vest in accordance with the original vesting schedule in the Option Agreement. Upon the termination, if any, of the Consulting Period prior to September 30, 2006, such Option Shares shall cease to vest and the Option shall terminate in full. Any portion of the Option Shares that vests pursuant to the terms hereof shall be exercised pursuant to the terms and conditions otherwise set forth in the Plan and the Option Agreement, as amended hereby.
               (c) Saltzman acknowledges and agrees that except as set forth in this Paragraph 6, he is not entitled to, nor shall he make any claim for, any other equity interest in the Company of any type whatsoever, including, but not limited to, any other stock option, any shares of any class or series of capital stock in the Company or any security of the Company. Saltzman further acknowledges and agrees that he waives any claim of right to any other equity interest in the Company not specifically set forth in this Paragraph 6.
               (d) Saltzman agrees: (i) that he shall be solely liable for and shall pay any and all taxes, costs, interest, assessments, penalties, damages, attorney’s fees or other losses to which he is or may be subject by reason of the payments by the Company to him identified in Paragraph 5 of this Agreement, and by reason of the equity interest identified in Paragraph 6 of this Agreement; (ii) to indemnify and hold the Company Releasees (defined below) harmless from any and all taxes, costs, assessment, interest, penalties, damages, attorney’s fees or other losses to which the Company Releasees, or any of them, are or may be subject by reason of such payments, interest, reimbursements and/or loans, including, but not limited to, any claim or claims against the Company Releasees, for failure to withhold or under withholding of taxes; (iii) not to seek or make any claim or claims against the

Company Releasees, or any of them, for contribution, indemnity, compensation, recompense, damages, taxes, costs, interest, penalties, attorneys’ fees or other losses, if a determination is made that withholdings should have been made from any payments to Saltzman; and (iv) to assume responsibility for contesting and defending any claim or assertion that withholding should have been made from any payment or other interest provided, or that the Company Releasees, or any of them, owe taxes thereon for any reason, and to cooperate fully in the defense of any such claim or claims which is/are brought against the Company Releases, or any of them.
               (e) Other than the continued vesting of the Option Shares during the Consulting Period as set forth in this Paragraph 6 and the payment of the Consulting Fee set forth in Paragraph 5, above, Saltzman shall not receive any other compensation or benefits from the Company of any type whatsoever after May 31, 2006.
          7. Saltzman’s Ongoing Obligations To The Company.
               (a) Saltzman expressly acknowledges his continuing obligations under Paragraph 5 and all subparagraphs thereunder of the Employment Contract (Confidential Information) and agrees to abide by such obligations.
               (b) Saltzman expressly acknowledges his continuing obligations under Paragraph 6 and all subparagraphs thereunder of the Employment Contract (Inventions and Discoveries) and agrees to abide by such obligations.
               (c) Saltzman expressly acknowledges his continuing obligations under Subparagraphs 14.2 through 14.7 of the Employment Contract (Non-Solicitation and related provisions) and agrees to abide by such obligations.
               (d) Saltzman expressly acknowledges his continuing obligations under the Proprietary Information and Inventions Agreement and agrees to abide by such obligations.
Each of the foregoing obligations shall terminate only in accordance with the terms of the specific agreements pursuant to which they were made.
          8. Release of Known and Unknown Claims by Saltzman. In exchange for the agreements contained herein, Saltzman agrees unconditionally and forever to release and discharge the Company and its affiliated, related, parent and subsidiary corporations, as well as their respective attorneys, agents, representatives, partners, joint ventures, successors, assigns, insurers, employees, officers, and directors (“Company Releasees”) from any and all claims, suits, rights, actions, complaints, demands, agreements, contracts, causes of action, and liabilities of any kind or nature which he may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to his employment with, or separation from the Company on or before the date of the execution of this Agreement.
          This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, stock options, attorneys’ fees, or other compensation of any sort; discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.
          Saltzman acknowledges that he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, suits, rights, actions, complaints, demands, agreements, contracts, causes of action, and liabilities of any nature whatsoever that are the subject of the release set forth in this Agreement, and Saltzman expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.
          Saltzman further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:
          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company Releasees, Saltzman expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Saltzman does not know or suspect to exist in his favor against the Company Releasees, or any of them, at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
          9. Indemnification. Saltzman expressly agrees to indemnify and hold the Company Releasees, and any of them, harmless from any claim, cause of action, complaint, demand, penalty, damage, attorney’s fees or other losses to which the Company Releasees, or any of them, are subject to liability, arising from, related to or any in way connected with any fraudulent, tortious and/or criminal conduct engaged in by Saltzman at any time during his employment with the Company. As a partial remedy hereunder, in the event Saltzman is found by any body having jurisdiction to have engaged in any fraudulent, tortious or criminal conduct at any time during his employment, the consulting arrangement hereunder shall terminate with no further liability or obligations of the Company whatsoever, and Saltzman shall thereupon forfeit the Option to the extent not vested. By this Agreement, Saltzman expressly waives and releases the Company Releasees, and any of them, from the provisions of California Labor Code Section 2802, and from any express or implied agreement between Saltzman and the Company Releasees, or any of them, that the Company Releasees, or any of them, will defend and indemnify Saltzman from any claim concerning or relating to Saltzman for acts allegedly arising out of, relating to, or in connection with Saltzman’s course and scope of his employment with the Company and any of its subsidiaries. Such termination and forfeiture shall in no way limit Saltzman’s obligations under this Paragraph 9 or any other provision of this Agreement. Notwithstanding the foregoing, the Company will indemnify Saltzman to the extent proscribed in the Company’s charter documents. In addition, the foregoing waiver has no effect under any directors’ and officers’ liability policy, if any, maintained by the Company under which Saltzman may be covered; provided, however, that the Company is under no obligation to maintain any such policy.

          10. Assistance in Legal Actions. In the event the Company is or becomes involved in any legal action relating to events which occurred or alleged to have occurred while Saltzman was rendering services to the Company or about which Saltzman possesses any information, Saltzman agrees to assist in the preparation, prosecution or defense of any case involving the Company, including, without limitation, executing truthful declarations or documents or providing information requested by the Company and attending and/or testifying truthfully at deposition(s) or at trial without the necessity of a subpoena.
          11. Standstill. Saltzman agrees that, without the prior written consent of the Company, Saltzman shall not, for a period of five (5) years from the date of this Agreement (the “Standstill Period”), directly or indirectly:
               (a) other than with respect to the Option Shares, acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any of the assets or businesses of the Company or any securities of the Company (including, without limitation, any debt, equity or convertible securities) or any rights or options to acquire any such ownership from any Person;
               (b) make, or in any way participate in, any “solicitation” of “proxies,” as such terms are used in the proxy rules of the Securities and Exchange Commission (“the SEC”) to vote or consents, or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any securities of the Company;
               (c) form, join, or in any way participate in a “group” (within the meaning of Section 13d(3) of the Exchange Act) with respect to any voting securities of the Company;
               (d) arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company;
               (e) otherwise act, whether alone or in concert with others, to seek to propose to the Company, or any of its stockholders, any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company or otherwise act, whether alone or in concert with others, to seek to control, change or influence the management, stockholders, Board of Directors, or policies of the Company, or nominate any Person as a director of the Company;
               (f) solicit, negotiate with, or provide any information to, any Person with respect to a merger, business combination, exchange offer or liquidation of the Company or any other acquisition of the Company, any acquisition of securities of or all or any portion of the assets of the Company or any other similar transaction;
               (g) make any proposal to be considered and/or voted upon at any meeting of the stockholders of the Company;
               (h) announce an intention to, or enter into any discussion, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing matters;

               (i) disclose any intention, plan or arrangement inconsistent with any of the foregoing provisions; or
               (j) advise, assist, encourage or participate with any other Person in connection with action inconsistent with any of the foregoing provisions.
     For purposes of this Agreement, the term “Person” shall mean any natural person, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, government or any agency or political subdivision thereof, or any other legal entity or organization. This standstill provision shall not affect Saltzman’s ability to purchase interests in mutual funds or other similar investment vehicles over which he has no ability to direct the investment or disposition of shares or other equity interests.
          12. Knowing and Voluntary. Each party represents and agrees that the party is entering into this Agreement knowingly and voluntarily. Each party affirms that no promise or inducement was made to cause the party to enter into this Agreement, other than what is promised to the party in this Agreement. Each party further confirms that the party has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for the party’s agreement.
          13. 21 Days to Execute The Agreement. Saltzman expressly acknowledges that he has been provided twenty-one (21) days to consider this Agreement and that he was informed that he had the right to consult with counsel regarding this Agreement, and that he has had the opportunity to consult with counsel. To the extent that Saltzman has taken fewer than twenty-one (21) days to consider this Agreement, Saltzman acknowledges that he had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time.
          14. 7 Days To Revoke The Agreement. This Agreement is revocable by Saltzman for a period of seven calendar days following the execution of this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be received by Michael Buckley via personal delivery by messenger at 1525 Rio Vista Avenue, Los Angeles, CA 90023, prior to the eighth calendar day following the execution of this Agreement. This Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Saltzman’s execution of this Agreement.
          15. Return of Property. Upon separation of employment, Saltzman agrees to return to the Company all property of the Company which Saltzman has in his custody or control such as office equipment, forms, manuals, documents of client files, computer disks, personnel files, or other confidential or proprietary materials of the Company. By signing this Agreement, Saltzman hereby certifies that he will not retain possession of any of the Company’s property, including, but not limited to the original or a copy of the materials outlined in this Paragraph.
          16. No Admission of Liability. This Agreement does not constitute an admission of any kind by the Company or Saltzman. The parties hereto desire to resolve their disputes in an amicable fashion and have entered into this Agreement with the desire to forever resolve between them those matters described in this Agreement.
          17. Attorneys’ Fees. The prevailing party in any proceeding brought to enforce the terms of this Agreement shall be entitled to recover from the other party all damages, costs and expenses, including with limitations, attorneys’ and arbitrator’s fees, incurred as a result of said action.

          18. Modification. No amendments to this Agreement will be valid unless written and signed by Saltzman and the Company’s President or the President’s designee.
          19. Entire Agreement/Integration. This Agreement, the Option Agreement, as amended hereby, the Proprietary Information and Inventions Agreement, and the ongoing obligations of the Employment Contract discussed above, constitute the entire agreement between Saltzman and the Company concerning the terms of Saltzman’s employment with and separation from the Company and the compensation related thereto, and this Agreement constitutes the entire agreement between Saltzman and the Company concerning the terms and conditions of Saltzman’s consulting arrangement with the Company. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement and those agreements referenced herein. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, the Option Agreement, as amended hereby, and the Proprietary Information and Inventions Agreement, that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty.
          20. Non-Disparagement. Saltzman agrees that he will not, either directly or indirectly, disparage or otherwise make negative remarks to any person or entity regarding (a) the Company, (b) the Company’s owners, agents, representatives, attorneys, accountants, employees, officers or directors, or (c) the Company’s current or potential products, services, plans, strategies, operations, business or financial condition
          21. No Assignment. Saltzman represents and warrants that he has made no assignment, and will make no assignment, of any claim, right of action or any right of any kind whatsoever, embodied in any of the claims released herein, and that no other person or entity of any kind had or has any interest in any of the claims, demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses or losses released herein.
          22. No Waiver. Failure to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right at any other time or times.
          23. Successors and Assigns. This Agreement, and all terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.
          24. Severability. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void of unenforceable, such portion may be considered and independent and severable from the remainder, the validity of which shall remain unaffected.
          25. Representations and Warranties. Both parties to this Agreement represent and warrant that this Agreement in all respects has been voluntarily and knowingly executed by them after having received independent legal advice, if they desired, from attorneys of their choice. Both parties also represent and warrant that they have carefully read this Agreement and the contents hereof are known and understood by them.
          26. Choice of Law. This Agreement has been negotiated and executed in the State of California and shall in all respects be interpreted, enforced and governed in accordance with the laws of

California. After execution of this Agreement, any dispute regarding enforcement or breach of this Agreement, or any aspect of Saltzman’s employment with the Company or the cessation of such employment, or the consulting arrangement set forth herein, will be submitted to final and binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in Los Angeles County, California, as the exclusive remedy for such claim or dispute. In any such arbitration, discovery may be conducted pursuant to applicable California law. The arbitrator shall issue a written opinion and shall have full authority to award all remedies which would be available in court. Judgment upon the award rendered by the AAA arbitrator may be entered in any court having jurisdiction thereof.
          27. Publicity. To the extent the Company issues a press release regarding the termination of Saltzman’s employment, it shall provide a copy of such press release to Saltzman prior to its release. Saltzman acknowledges that the Company may file this Agreement with the Securities and Exchange Commission.
          28. Joint Preparation. The parties acknowledge that this Agreement was jointly prepared by them, by and through their respective legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the parties, but otherwise according to the application of the rules on interpretation of contracts.
            PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated: May 30, 2006	/s/ Mark Saltzman Mark Saltzman

Dated: May 31, 2006	TRUE RELIGION APPAREL, INC.

/s/ Michael Buckley By: Michael Buckley, President

Dated: May 31, 2006	GURU DENIM, INC.

/s/ Jeff Lubell By: Jeff Lubell, CEO